Exhibit 10.1

EMULEX CORPORATION
EXECUTIVE INCENTIVE COMPENSATION PLAN
TERMS & CONDITIONS (Effective June 30, 2014 to June 28, 2015)

PLAN PURPOSE

To focus members of the management team on the achievement of specific Company and individual accomplishments which contribute to the creation of shareholder value.

To assist in attracting and retaining top quality management.

GENERAL PLAN DESCRIPTION

These terms and conditions set forth within this document hereby govern the interpretation, eligibility, and calculations for the Emulex Corporation (the “Company”) Executive Incentive Compensation Plan (“EICP” or the “Plan”).

This Plan provides for an incentive cash payment (“Award”) based upon Company performance against Net Revenue and Net Operating Income plan goals and specified business goals as detailed below. In addition, a discretionary cash payment for recognition of extraordinary contributions to the success of the company may be recommended. All recommendations are subject to the approval of the Compensation Committee of the Emulex Board of Directors.

ELIGIBILITY

Corporate officers, executive officers, operating officers, senior vice presidents, vice presidents, senior directors, and directors, excluding those eligible for sales commission (unless otherwise indicated in this Plan), are eligible for selection to participate in this Plan. Actual Plan participants will normally be selected from among those eligible annually, prior to the start of each fiscal year, by the Chief Executive Officer and approved by the Compensation Committee.

See the “Appendix” for a list of eligible positions/levels and targets covered by this Plan.

TERM, PERFORMANCE PERIOD, AND PAYMENT

Plan Term – The Plan is effective on the first day of the Company’s fiscal year and ends on the last day of the fiscal year.

Performance Period — The performance period is selected at the discretion of the Company and may be:

◦	Quarterly: Beginning on the first day of the fiscal quarter and ending on the last day of the fiscal quarter.

◦
Semi-Annual: Beginning on the first day of the fiscal quarter 1 and ending on the last day of the fiscal quarter 2, and beginning on the first day of fiscal quarter 3 and ending on the last day of fiscal quarter 4.

◦	Annual: Beginning on the first day of the fiscal year and ending on the last day of the fiscal year.

Payment — Awards are payable upon approval by the Compensation Committee, as recommended by the CEO.
For FY15 there will be five performance periods weighted as follows:

•	80% of the target Award will be earned based on quarterly performance periods equally weighted 20% each.

•	20% of the target Award will be tied to the full fiscal year performance period (June 30, 2014 to June 28, 2015)

Performance Periods	Q1	Q2	Q3	Q4	Full Year
% of Target Incentive Award Earned	20%	20%	20%	20%	20%

TARGET AWARD OPPORTUNITY
Each Plan participant will be assigned a Target Award Opportunity expressed as a percentage of his or her actual gross base salary in effect at the end of the respective performance period based on job title.

Foreign Currency considerations – All Plan participants whose gross base salary is not denominated in U.S. dollars will be paid in the same currency as their gross base salary. All Award calculations will be made using the equivalent gross base salary in US dollars.

TARGET AWARD CRITERIA
Target Award criteria will be based upon achievement of a combination of performance goals. The Emulex Corporate metrics and associated weighting are:

Operating Unit	Emulex Corporate Plan - Metric Weightings
Metric	Emulex Revenue	Emulex Net Operating Income
Weighting	40%	60%
A separate metrics and weighting scheme will be applied to Target Award criteria for Plan participants in the Company’s Endace Division1. For FY15, it will be:

Endace Division Plan Metrics Weightings
Operating Unit	Emulex Corporate Metric Weightings		Endace Division Metrics Weightings
Metric	Emulex Revenue	Emulex Net Operating Income	Endace Revenue	Endace Pre-EICP Operating Income
Weighting	8%	12%	36%	44%
Overall Weighting	20% Emulex Corporation Weighting		80% Endace Division Weighting

________________________________________________________
1 The Endace Division is one operating unit. The entire company, including the Endace Division, is another operating unit, and is referred to as Emulex Corporation.

For both groups, the Award pool will be established based on the following:

CORPORATE PERFORMANCE GOAL	THRESHOLD (MINIMUM)*	AOP	MAXIMUM
ACHIEVEMENT %	70.00%	100.00%	133.33%
AWARD - % EARNED	50.0%	85.0%	150.0%
* Note: No Award will be deemed earned or payable if Net Operating Income for the Operating Unit’s applicable performance periods falls below 50% of the AOP approved plan. In the case of participants with a target Award based on the performance of more than one Operating Unit, the portion of the Award based on the performance of a particular Operating Unit will not be deemed earned or payable if Net Operating Income for that Operating Unit’s applicable performance periods falls below 50% of the AOP approved plan.

The actual goals for measurement purposes will be based upon the Company's fiscal Annual Operating Plan (AOP) as approved by the Emulex Board of Directors. Corporate incentive components will be calculated according to the following procedure (assumes quarterly performance period):

1.	The Target Award opportunity times the participant’s quarterly gross base salary equals the Target Award.

Example :     35% x $100,000 (annual salary) = $35,000 Total Target Award. Each performance period will have a target award of $7,000

2.	The weighting factors for net revenue, net operating income as stated above times the Target Award give the incentive target for each weighting factor.

Example :     40% x $7,000 = $2,800 (net revenue target)
60% x $7,000 = $4,200 (net operating income target)

3.
The Award payment for the Revenue and Net Operating Income Achievement components begins at 70% achievement, which earns 50% of the Target Award for this component. If the Net Operating Income Unit does not achieve the minimum threshold of 50%, then no Award will be deemed earned for the operating unit’s applicable performance period.

•	For each 1.0% of incremental achievement above the 70% minimum threshold, up to 100%, the Award earned increases by 1.1667% yielding a payout between 50.0% and 85.0%.

•	For each 1.0% of incremental achievement above 100.0%, up to 105.0% the Award increases by 5.0% yielding a payout from 85.0% to 115.0%.

•	For each 1.0% of incremental achievement above 105.0%, up to 133.0% the Award increases by 1.25% yielding a payout from 115.0% to 150.0%.

•	The maximum, or cap, is 133.0% Revenue and Net Operating Income, which is equivalent to 150.0% of the Target Award for each component.

Using the Example, if the first quarter performance is 105% of net revenue and 110% of     net income:

•	105.0%of net revenue target:
115.0% x $2,800 = $3,220.00 net revenue incentive component

•	110.0% of net operating income target:
121.3% x $4,200 = $5,094.60 net operating income incentive component

Total first quarter incentive components = $8,312.50

Using the Example, if the second quarter performance is 90% of Net Revenue and 80% of Net Operating income:

•	90.0%of net revenue target:
73.3% x $2,800 = $2,053.33 net revenue incentive component

•	80.0% of net operating income target:
61.7% x $4,200 = $2,590 net operating income incentive component

Total second quarter incentive components = $4,643.33

4.
Net Revenue and Net Operating Income will be treated as separate components independent of one another regardless of the award formula, and will be added to compute the Award. However, a minimum performance threshold of 70% of the Board of Directors’ approved AOP for Net Revenue and Net Operating Income must be achieved for each respective incentive component to be included in the Award. Likewise, a maximum Award has been established based on performance at 133% of plan for each component.

Note: In no event will a cash award be deemed earned or payable under any component or provision of the plan if actual Net Operating Income for the Operating Unit’s applicable performance periods falls below 50% of the approved AOP for Net Operating Income for such performance period.

5.
A participant’s Award may be adjusted by a Performance Contribution Factor (PCF) which represents the level of the participant’s contribution to the Company’s results for the quarter, and the payment made to the participant shall be the Award multiplied by the PCF. The PCF will be determined by the Company, and can range from 0.9 to 1.1, as a factor to be multiplied by the Award for the performance period. A PCF other than 1.0 should be applied on an exception basis. The PCF for a participant will be based on exceptional performance (positive or negative) against the objectives set for that participant at the beginning of the quarter, and the participant’s progress against those objectives as discussed with his or her manager.

PLAN ADMINISTRATION, INTERPRETATION, AMENDMENT, AND TERMINATION

The Plan will be administered under the direction of the CEO of Emulex Corporation upon approval by the Emulex Compensation Committee. The administrator's authority includes recommendations as noted below as well as:

◦	Identification of Plan participants, corporate performance goals, Award opportunity and Award payment.

◦	Interpretation of the Plan.

◦
Changes to the Plan or termination of the Plan, provided such changes or termination do not adversely affect the Award opportunity or difficulty of earning Awards following the beginning of the fiscal year.

◦	Treatment of special events in calculating performance versus plan, such as a major acquisition or changes in accounting regulations.

The Company reserves the right in its sole discretion and without advance notice to amend or terminate the Plan. The terms and provisions of this Plan are not intended to be a contract and are not contractually enforceable.

ELIGIBILITY THRESHOLDS & PRO-RATION OF AWARD

Except as otherwise provided in this Plan or as required by law, if an employee is (a) hired by the Company into an eligible incentive position, (b) is promoted or transferred during the performance period into an eligible position or (c) demoted or transferred during the performance period out of an Award eligible position, his/her Award opportunity will be based on the effective date of the event and prorated accordingly.
New Hires Minimum Participation Requirement – A participant must be an active regular full-time employee during the performance period for which the Award is paid. A pro-rated Award payment will be made for employment during portions of a performance period, provided the participant has been employed for a minimum of 30 calendar days:

Calculation of Prorated Target Award Opportunity – An employee, who is placed into, moves between Plan eligible positions or removed from a Plan eligible position during the performance period, is eligible for a prorated Award target. A proration factor is calculated based upon the number of days divided by the total number of days in the performance period. (minimum days of service required for new-hires as stated above). The proration factor will be applied against the Plan participant’s target Award to calculate the prorated target Award percentage.
For example: A Plan participant who is promoted into (or out of) a Plan eligible position on August 16th would be eligible for a prorated payment under the Plan (assuming a quarterly payout) as follows:

◦	August 16th = 46th day of quarter; full quarter is 91 days therefore proration factor would be 49.45% (45 days/91 days)

◦	Assuming this Plan participant had a 35% incentive target the prorated target Award for the quarter would be = 17.31% (35% Target Award x 49.45%)
All quarterly, semi-annual and/or annual Award opportunities under the Plan will be determined and prorated based on full days, as described above.
Leaves of Absence (LOA) – Except as otherwise provided in this Plan or as required by law, if a Plan participant goes on an approved Family Medical Leave Act (FMLA), Workers Compensation or Personal Leave of Absence during the performance period, the participant’s Target Award Opportunity will be prorated based upon full number of days worked during the performance period.

◦	A Plan participant who is out of work on an Approved Leave of Absence for any reason and, as a result, does not work during the performance period will NOT be eligible for an Award.

◦
Payment for any Award earned up to the start of an applicable Approved Leave of Absence will be calculated and paid according to the normal process, even if such payment occurs while a Plan participant is out on an Approved Leave of Absence. Further, payment for any Award earned during an applicable Approved Leave of Absence will be calculated according to the normal process, and payment will be made as soon as administratively possible following the Plan participant’s return from approved leave.
Participant Performance Requirement – Notwithstanding anything to the contrary in this document, except as otherwise required by law, eligibility to participate in the Plan or to earn or receive credit for any Award for a given full-month period during the performance period is contingent on performance by the Plan participant at a “satisfactory level” for such period, which is defined as: (i) having no deficiencies in meeting goals or failure to meet job standards as determined by the Company in its discretion; (ii) effectively performing his/her duties and responsibilities as generally outlined in the job description as determined by the Company in its discretion; or (iii) not being subject to a written Performance Improvement Plan (PIP) or on probation for the period defined in such PIP or probation.
Separation From Employment – Except as otherwise provided in the Plan, below in this Section or as required by law, a Plan participant is eligible to receive an Award if he/she is employed by the Company on the day of actual Award payment and otherwise meets the Award goal/target, performance, and other eligibility requirements set forth in this Plan.

◦
In the event a Plan participant is terminated by the Company from his/her employment for any of the reasons listed below, the Plan participant will be eligible to receive an Award payment for each applicable performance period (e.g., for monthly, quarterly and/or annual components). The Award will be based upon the full number of days the Plan participant worked during the performance period, regardless of when the Award is paid.

•	Permanent or indefinite reduction in staff resulting in job elimination;

•	Reduction of a Plan participant’s position as the result of an organizational or business restructuring;

•	Discontinuance of an operation;

•	Relocation of all or a part of Emulex’s business;

•	Lack of work;

•	Location closing;

•	Sale of an operation to a third party; or

•	Sale or other change in ownership of all or a part of Emulex’s business.

◦
In the event a Plan participant is terminated by the Company, resigns or is otherwise separated from his/her employment for any reason other than those described above prior to payment of all or a portion of an Award for an applicable performance period (e.g., for quarterly, semi-annually, and/or annual), the Plan participant shall immediately cease eligibility as a participant in the Plan, and shall not be entitled to any Award.

Examples of reasons for termination or separation that disqualify a Plan participant from receiving an Award include, but are not limited to:

•	Resignation for any reason.

•	Termination by the Company for unsatisfactory job performance, violation of rules of conduct, disloyalty or breach of fiduciary duty to the Company, or any other reason not specifically listed above.

◦
In the event of a Plan participant’s death, the Plan participant’s estate will be eligible to receive an Award payment in whole or prorated for each applicable performance period (e.g., for quarterly, semi-annually and/or annual) if decedent was employed by the Company prior to death of such performance period and otherwise meets the Award goal/target.

◦	All Awards paid upon separation from employment shall be payable at the same time and in accordance with this Plan. Exceptions must be approved in writing by the CEO.

Payment of Awards – Upon approval of an Award in accordance with this Plan, the Award payment will be distributed no later than the first payroll cycle following the 60 days after the performance period ends. The Award payment will be processed after financial close of the performance period, completion of the audit/review of the Company’s financial statements by the Company’s independent auditors, and approval by the Emulex Compensation Committee.

DISCRETIONARY CASH PAYMENT

The CEO may recommend a discretionary cash payment to employees who makes an extraordinary contribution to the success of the Company. Such discretionary cash payment recommendations are not subject to the guidelines of the Plan described above, but are subject to the review and prior approval of the Compensation Committee.

AT-WILL EMPLOYMENT

This document contains guidelines relating to compensation of certain employees of Emulex. This document is not intended and shall not be read to create any express or implied promise or contract for employment, for any benefit, or for specific treatment in specific situations. Unless the employee has an employment agreement with the Company, the employment relationship with Emulex is at-will, meaning the employment is not for any minimum or set period, and is subject to the mutual consent of the employee and Emulex, and either party may terminate the employment at any time, for any reason, without cause or prior notice.

EQUAL EMPLOYMENT OPPORTUNITY

This Plan will be administered and any Award paid on an equal opportunity basis without regard to race, religion, sex, age, national origin, physical or mental disability, marital status, sexual orientation, or any other characteristic that is protected by applicable law.

DEFINITIONS

Active Regular Full-time Employee: An employee working 40 hours per week.

Gross Base Salary: An employee's base salary, and does not include payment for overtime, incentive payment of any type, or other income such as relocation allowances, employee referral payment, etc.

Net Revenue: Net revenue as presented in the Company's consolidated financial statements.

Net Operating Income: Non-GAAP Operating income as publicly disclosed.

Pre-EICP Operating Income: Non-GAAP Operating income as publicly disclosed, before reduction for Award expense.

Target Award Opportunity Categories

Employee Category	Target Award Opportunity Percentage
1	110%
2	70%
3	60%
4	55%
5	50%
6	40%
7	35%
8	20%
9	10%